Exhibit 99.1

Notice of Amendment of Financial Forecast

May 12, 2021

1.	Forecasted Operating Results for the Year Ending December 31, 2021

The Company has revised its financial results forecast for the year ending December 31, 2021 as previously disclosed on February 12, 2021.

The following table contains the forecasted financial results for the year ending December 31, 2021 (in thousands, except for per share amounts):

(1)

Amounts were converted at 110.71 Japanese yen per U.S. dollar, which was the Telegraphic Transfer Middle Rate as per MUFG Bank, Ltd. (formerly Bank of Tokyo-Mitsubishi UFJ) as of March 31, 2021. This rate is also used for amounts disclosed in Japanese yen for the previous financial result forecast for the year ending December 31, 2021 and the actual financial result for the year ended December 31, 2020 in order to exclude the impact from the change in foreign currency exchange rates when comparing these financial results, which is permitted according to the current disclosure requirements for Tanshin in Japan.

(2)	The forecasted basic EPS for the year ending December 31, 2021 was computed using a forecasted weighted-average shares outstanding for the year ending March 31, 2021.

2.	Revised Fiscal 2021 Guidance

The Company’s demand from the automotive market continues to grow as design-wins obtained from manufacturers in prior quarters migrate to volume production. The Company believes it has significant market share in the automotive aftermarket for Multiple-channel-drive-recorder, Navigator and Around-view-monitor (AVM) products in Asia. Drive-recorder, Navigator and Around-view-monitor products employing the Company’s semiconductors and manufactured in Asia are not sold only to customers in Asia, but also to customers in other regions of the world. Additionally, the Company is seeing strong market growth in new segments of the Automotive market such as Electronic-Mirror and Mobile DVR products where the Company has secured multiple designed-wins in prior quarters.

The Company remains competitive in the security surveillance market where increasingly the market for analog cameras is shifting to higher resolution products, such as 5MP or 8MP(4K) cameras, for which the Company’s products were originally designed and targeted. Additionally, the Company’s unique Coaxial-audio camera product line is also well accepted in security market and contributes to the Company’s market share in the ISP segment.

The Company believes it has secured adequate manufacturing capacity in order to generate the revised forecast revenue and it will continue discussions with its manufacturing partners to secure additional manufacturing capacity to fulfill its customers’ actual upside demand.

The above forecast amounts are based on certain assumptions made by the Company’s management as of the date hereof including that manufacturing constraints do not deteriorate, that the political landscape does not deteriorate, and that COVID-19 does not significantly harm the global economy and decrease demand for the Company’s products. Although demand in each of the second, third and fourth quarters is usually greater than the first quarter due to seasonality, the revised forecast reflects the worldwide capacity constraints in semiconductor manufacturing. The revised forecast does not include revenue from the newly developed CMOS Image Sensor and the Door Phone products as they remain under development or evaluation and the Company has not yet secured adequate manufacturing capacity for volume production. Although the revised forecast does not include the revenue from the newly developed CMOS Image Sensor and the Door Phone products due to the lack of manufacturing capacity, it is possible that the Company begins to recognize limited revenue from the sale of these products this year.

Note on financial results forecast: The above estimates are based on certain assumptions made by the Company’s management as of the date hereof. These assumptions are based on management’s experience and perception of current conditions, trends, expected future developments and other factors believed to be appropriate in the circumstances. Such estimates are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company and may cause the Company’s actual results to differ materially from the above estimates. Although the Company’s management believes that these assumptions are reasonable, the Company cannot assure you that the Company’s business will develop in accordance with these estimates. Investors are cautioned not to rely on these estimates as it is highly likely that actual results will differ, perhaps materially. These risks include the risk factors detailed in the Company’s Securities and Exchange Commission filings, including the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021. The Company’s independent auditors have not compiled or been involved in the preparation of the forecasted financial results for the year ending December 31, 2021 or any interim period contained therein. Accordingly, they assume no responsibility for the accuracy or presentation of this information.

In the Tanshin, for the year ending December 31, 2021, the Company includes a dividend forecast of nil.